Exhibit 99.1

Press Release

JEFF ANDRESON TO JOIN ICHOR AS CHIEF FINANCIAL OFFICER

FREMONT, Calif. — (BUSINESS WIRE) – November 13, 2017 — Holdings, Ltd. (NASDAQ: ICHR), a leader in the design, engineering and manufacturing of critical fluid delivery subsystems for semiconductor capital equipment, today announced that Jeffrey S. Andreson will join Ichor as its Chief Financial Officer (CFO), effective December 6, 2017.

Mr. Andreson, 56, brings to Ichor over 25 years of financial leadership and management in the capital equipment industry. Since 2014 he has served as CFO of Nanometrics Incorporated, a leading provider of advanced process control systems. Prior to Nanometrics, Mr. Andreson served for seven years as CFO of Intevac, Inc. a leading supplier of thin-film processing equipment and digital night vision technologies. Prior to joining Intevac in 2007, Mr. Andreson spent 12 years at Applied Materials, Inc. where he served in several financial leadership and management positions, most recently as Managing Director, Controller of the $2-billion Applied Global Services business. Mr. Andreson earned his B.S., Finance at San Jose State University and his M.B.A. at Santa Clara University.

Commenting on Mr. Andreson’s appointment, Chairman and CEO Thomas Rohrs said, “We are very pleased to have Jeff joining us as CFO. He brings strong financial leadership and a wealth of industry experience to the company. Having Jeff at Ichor to lead the finance organization will be a tremendous asset as we integrate multiple acquisitions and ramp each of our growing product lines across our global manufacturing facilities. Having had first-hand experience working with Jeff at Applied Materials, I am excited to have him on our leadership team.”

About Ichor Holdings

Ichor is a leader in the design, engineering and manufacturing of critical fluid delivery subsystems for semiconductor capital equipment. Our primary offerings include gas and chemical delivery subsystems, collectively known as fluid delivery subsystems, which are key elements of the process tools used in the manufacturing of semiconductor devices. Our gas delivery subsystems deliver, monitor and control precise quantities of the specialized gases used in semiconductor manufacturing processes such as etch and deposition. Our chemical delivery subsystems precisely blend and dispense the reactive liquid chemistries used in semiconductor manufacturing processes such as electroplating and cleaning. We also manufacture certain components for internal use in fluid delivery systems and for direct sales to our customers. This vertically integrated portion of our business is primarily focused on metal and plastic parts that are used in gas and chemical systems, respectively. Ichor is headquartered in Fremont, CA. www.ichorsystems.com.

Safe Harbor Statement

This press release contains forward-looking statements that may state Ichor’s or its management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe,” and similar terms. Although Ichor believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Any forward looking information presented herein is made only as of the date of this press release, and Ichor does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Source: Ichor Holdings, Ltd.

Ichor Holdings, Ltd.

Maurice Carson, 1-510-897-5200

IR@ichorsystems.com